Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
Sept. 9, 2010
PEABODY ENERGY (NYSE: BTU) ANNOUNCES FINAL RESULTS OF
TENDER OFFER FOR 6 7/8% SENIOR NOTES DUE 2013
ST. LOUIS, Sept. 9 — Peabody Energy announced today the expiration of its previously announced offer to purchase for cash any and all of its outstanding 6 7/8% senior notes due 2013 as specified in the offer to purchase dated Aug. 11, 2010. The offer expired at midnight, New York City time, on Sept. 8, 2010. The full terms and conditions of the offer are set forth in the offer to purchase and the related letter of transmittal.
     The principal amount of the notes validly tendered in the offer was $503,619,000 and the principal amount that Peabody has accepted for purchase under the terms of the offer was $503,619,000.
     The consideration for the notes accepted for purchase as set forth in the offer to purchase, plus accrued and unpaid interest, will be paid by Peabody today to The Depository Trust Company, which will allocate such funds to the entitled holders. Notes that have been tendered but not accepted for purchase will be promptly returned to the tendering parties.
     This press release is neither an offer to purchase, nor a solicitation for acceptance of the offer. Peabody made the offer only by, and pursuant to the terms of, the offer to purchase and the related letter of transmittal.
     BofA Merrill Lynch and Morgan Stanley are the dealer managers for the tender offer. Questions regarding the offer may be directed to BofA Merrill Lynch by calling toll-free at U.S. 888-292-0070 or collect at 980-388-9217.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2009 sales of 244 million tons and $6 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.
-End-